Exhibit 10.1

INVESTMENT BANKING ENGAGEMENT AGREEMENT

February 29, 2016

Vaughan P. Dugan

Randy Romano

PF Hospitality Group, Inc.

399 NW 2nd Avenue

Suite 216

Boca Raton, FL 33432

Dear Sirs:

Newbridge Securities Corporation (“Newbridge”) is pleased to provide investment banking and financial advisory services to PF Hospitality Group, Inc., a Nevada corporation, (the “Company) with respect to identifying, analyzing, structuring, negotiating and consummating one or several Transactions or Financings (as defined in Section 16 below) which are introduced to the company by Newbridge on the terms and conditions in this letter agreement (the “Agreement”).

1. Engagement; Nature of Services.

(a) The Company engages Newbridge as the Company’s exclusive financial advisor to render such financial and other advice as an investment banker, as the Company may reasonably request and Newbridge deems necessary or appropriate in connection with a the Company’s Strategic Business Plan, Transaction or Financing. The decision to consummate a Transaction or Financing shall be in the Company’s sole and absolute discretion.

(b) Newbridge shall render such other investment banking or financial advisory services as may from time to time be agreed upon by Newbridge and the Company (e.g., fairness opinions, business plans). The fees payable for any such other services shall be customary investment banking or financial advisory fees to be mutually agreed upon based upon the nature and type of the services to be rendered.

(c) Newbridge shall not be required to undertake duties not reasonably within the scope of the investment banking or financial advisory services contemplated by this Agreement or to spend any minimum amount of time in providing such services. Newbridge does not provide tax, accounting or legal advice. Any public offerings shall be subject to a separate agreement and are expressly not addressed in this Agreement.

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2. Information.

The Company will furnish, and will request the other parties to a Transaction to furnish, to Newbridge such information as Newbridge reasonably requests in connection with performing its services. In performing its services, Newbridge will use and rely upon the information furnished by the Company and the other parties to a Transaction as well as publicly available information regarding the Company and the other parties to a Transaction. Accordingly, Newbridge shall be entitled to assume and rely upon the accuracy and completeness of all such information and is not required to independently verify any information, whether publicly available or otherwise furnished to it, including any financial information, forecasts or projections. For any financial forecasts and projections made available to Newbridge by the Company or the other parties to a Transaction, Newbridge may assume that the forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company or the other parties to a Transaction. If, in Newbridge’s opinion after completing its due diligence process, the condition or prospects of the Company, financial or otherwise, are not substantially as represented or do not fulfill Newbridge’s expectations, Newbridge shall have the sole discretion to determine whether to continue to participate in any proposed Financing or Transaction.

3. Fees.

For the services to be rendered by Newbridge, the Company shall pay to Newbridge a Retainer Fee, a Continuing Retainer Fee, Transaction Fees, Financing Fees and Financing and Transactions Warrants, as set forth below.

(a) Retainer Fee and Continuing Retainer Fee: Upon execution of this Agreement, the Company shall pay to Newbridge an advance fee (“Retainer Fee”) in an amount equal to 600,000 restricted common shares of the Company. The Retainer Fee shall be non-refundable and shall not exceed 600,000 restricted common shares, in total.

(b) Transaction Fees: At the closing of a Transaction introduced to the Company by Newbridge, the Company shall pay to Newbridge at the closing of a Transaction introduced to the Company by Newbridge a fee (each a “Transaction Fee”) in immediately available funds or in registered Company securities, as the case may be, equal to the applicable percentage as described herein below of, and in the same proportion and form of, the “Aggregate Consideration” (as defined in Section 16) exchanged or received in connection with such Transaction. However, to the extent all or part of a Transaction Fee due to Newbridge results from consideration that is contingent upon the occurrence of some future event (e.g., an earnout or the realization of sales or earnings projections), the part of the Transaction Fee related to the contingent consideration shall be payable at the earlier of: (i) the receipt of such consideration, or (ii) when the amount of consideration can be determined. If, in connection with a Transaction that is not completed, the Company receives a break-up fee, topping fee or other termination fee (collectively, a “Termination Fee”), the Company will pay Newbridge a fee equal to 25% of the Termination Fee when the Termination Fee is received by the Company.

Applicable Percentage:

(a)	10.0% of the Aggregate Consideration of any Transaction.

For example, if the Aggregate consideration is comprised solely of $8 Million representing 2.5 million shares of Company registered securities, then Newbridge shall be paid by the Company an amount equal to 10% of the total registered Company securities representing such $8 Million in Aggregate Consideration, or 250,000 shares of Company registered securities.)

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(b) Financing Fees:

At each closing under each Financing introduced to the Company by Newbridge, the Company shall pay to Newbridge a fee (each a “Financing Fee”) in immediately available funds equal to the sum of:

i.	four percent (4.0%) of all debt funds raised; plus

ii.	eight percent 8.0% of all equity funds raised in the public or private markets.

For calculating any Financing Fee, convertible securities shall be treated as equity. The Financing Fee shall be calculated on the gross total credit facility before any deductions, including fees, deposits, transaction expenses, reserves, insurance or other amounts withheld or paid by the financing source. If the funds raised by the Company in a Financing are to be received in whole or in part in installments, the installments shall be valued on a discounted present value basis using a discount rate of eight percent (8%) annually. To the extent these future payments are not currently ascertainable or relate to the exercise of options, warrants or similar securities, the part of the Financing Fee relating to them shall be payable at the earlier of (i) the receipt of the contingent payments, or (ii) when the amount of the contingent payments can be determined.

(c)	Financing and Transaction Warrants:

Additionally, at the closing of a Transaction or a Financing, the Company shall issue to Newbridge warrants (the “Transaction and Financing Warrants”) to purchase the number of shares of the common stock of the Company equal to the sum of:

i.	four percent (4.0%) of the aggregate number of shares issued to a debt lender, as if the aggregate debt was an equity financing; plus

ii.	eight percent (8.0%) of the aggregate number of fully diluted shares of common stock as shall have been purchased by the financing sources, plus

iii.	eight percent (8.0%) of the total number of underlying shares of common stock into which any convertible securities that shall have been purchased by financing sources may be converted (after giving effect to any increase in shares under a ratchet or similar provision that results in the later increase of the number of shares initially purchased).

The Transaction and Financing Warrants shall be exercisable for five (5) years from the date of issuance on the same terms and conditions applicable to, and with an exercise price per share equal to the effective per share price paid by, financing sources for a share of common stock of the Company. The terms of the Transaction Financing Warrants shall be set forth in an agreement (the “Transaction and Financing Warrant Agreement”). The Transaction and Financing Warrant Agreement shall contain customary terms, including provisions for “cashless” exercise, change of control, price based anti-dilution, and customary demand or piggyback registration rights, and that shall otherwise be in form and substance reasonably satisfactory to the Company and Newbridge.

4. Expenses:

In addition to any fees, disbursements and expenses customarily incurred by an underwriter during the registration process incurred by us, that may be payable to Newbridge and regardless of whether any Transaction or Financing is proposed or closed, upon prior written approval by the Company. the Company agrees, from time to time upon written request, to reimburse Newbridge for: (a) all reasonable fees and disbursements of its legal counsel (such legal expenses are to be mutually determined, capped and agreed upon based on the offering structure), (b) all reasonable travel and related expenses arising out of this engagement including, without limitation, our due diligence ( including travel expenses incurred in connection with due diligence), road show and (c) all other reasonable out-of-pocket expenses incurred in connection with any actual or proposed Transaction or Financing or otherwise arising out of this agreement. The Company shall reimburse Newbridge for all such prior approved expenses due to it within 15 days of written receipt.

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5. Scope of Responsibility.

Newbridge shall not be liable to the Company, or to any other person claiming through the Company, for any claim, loss, damage, liability, or expense suffered by the Company or any such other person arising out of or related to Newbridge’s engagement except for any claim, loss, damage, liability or expense that arises out of, or is based upon, any action or failure to act by Newbridge that constitutes bad faith, willful misconduct or gross negligence.

6. Indemnification; Contribution.

(a) The Company agrees to indemnify and hold harmless Newbridge and its officers, directors, shareholders, employees, affiliates, agents and each person who controls Newbridge (and any of its affiliates) within the meaning of Section 15 of the Securities Act of 1933, as amended or Section 20 of the Securities Exchange Act of 1934, as amended (each an “Indemnified Person”), to the fullest extent lawful, against any and all claims, losses, damages, liabilities, and expenses (including all fees and disbursements of counsel and other expenses reasonably incurred in connection with the investigation of, preparation for and defense of any pending or threatened claim, action, proceeding, inquiry, investigation or litigation, to which an Indemnified Person may become subject) (collectively, “Damages”) incurred that arise out of or are related to any actual or proposed Transaction or Financing or Newbridge ’s engagement under this Agreement. However, this indemnification shall not include any Damages that are found in a final judgment by a court of competent jurisdiction to have resulted from the bad faith, willful misconduct or gross negligence of Newbridge.

(b) If the indemnity above is unavailable or insufficient to hold harmless an Indemnified Person, then the Company shall contribute to amounts paid or payable by an Indemnified Person for Damages in such proportion as appropriately reflects the relative benefits received by the Company on the one hand and Newbridge on the other. If applicable law does not permit allocation solely on the basis of benefits, then such contribution shall be made in such proportion as appropriately reflects both the relative benefits and relative fault of the parties and other relevant equitable considerations. However, in no event shall Newbridge’s aggregate contributions for Damages exceed the amount of fees actually received by Newbridge under this Agreement. The relative benefits to the Company and Newbridge of a Transaction or Financing shall be deemed to be in the same proportion that the total value paid or received or contemplated to be paid or received by the Company or its security holders in connection with the Transaction or Financing bears to the fees paid to Newbridge for the Transaction or Financing.

(c) Promptly after receipt by Newbridge of notice of any claim or the commencement of any action for which an Indemnified Person may be entitled to indemnity, Newbridge shall promptly notify the Company of such claim or the commencement of such against the Indemnified Person that would give rise to indemnification. However, any delay or failure to notify the Company will not relieve the Company of its indemnity obligation except to the extent it is materially prejudiced by such delay or failure. The Company may participate in the defense of the claim and shall assume the defense of the claim and shall pay as incurred the fees and disbursements of counsel for the proceeding. In any proceeding where the Company declines to assume the defense or the Company’s counsel is deemed to have a conflict of interest, the Indemnified Person shall have the right to retain its own counsel which shall be reasonably satisfactory to Newbridge. The Company shall pay the fees and expenses of such counsel as incurred. However, the Company shall not be responsible for the fees and expenses of more than one counsel (other than counsel of record) for all Indemnified Persons.

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(d) The Company will not enter into any waiver, release or settlement for any threatened or pending claim, action, proceeding or investigation or settle any related litigation for which indemnification may be sought under this Agreement (whether or not Indemnified Persons are a formal party to the litigation), unless the waiver, release or settlement includes an unconditional release of each Indemnified Person from any and all liability arising out of the threatened or pending claim, action, proceeding, investigation or litigation.

7. Term; Termination of Engagement.

The term of this engagement shall be for twelve (12) months from the date of this Agreement. But if at the end of such period negotiations or discussions are in progress for a Transaction or Financing, then the term of this engagement shall be automatically extended on a month-to-month basis until all negotiations or discussions cease. Nevertheless, Newbridge’s engagement may be terminated by either the Company or Newbridge at any time upon written notice to that effect to the other party. Upon expiration or termination of this Agreement, Newbridge shall provide the Company with a written list of parties with whom it has had discussions in connection with any proposed Transaction or Financing. After this Agreement expires or if the Company terminates this Agreement without Cause (as defined below), Newbridge shall be paid its full fee under Section 3 if (a) at any time within twelve (12) months after termination of this Agreement, a Transaction or Financing is consummated with a party identified to the Company by Newbridge on the list, or (b) the Company enters into an agreement during the term of this Agreement or during the following 12 months contemplating a Transaction or Financing and the Transaction or Financing is ultimately consummated with a party identified on the list. “Cause” means a material breach of this Agreement by Newbridge, which breach shall not have been cured within a reasonable period following written notice of the breach to Newbridge by the Company.

The provisions of this Section 7 and of Sections 4, 5 and 6 of this Agreement shall survive termination.

8. Representations and Warranties; Covenants.

The Company represents, warrants and covenants as follows:

(a) All information provided by the Company will be accurate and complete in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made.

(b) During the term of this Agreement, the Company will (a) promptly notify Newbridge of any material development in the operations, financial condition or prospects of the Company or its assets, whether or not in the ordinary course of business, (b) provide copies of its annual reports and other financial reports at the earliest time the Company makes them available to others, and (c) provide such other information concerning the business and financial condition of the Company and its assets as Newbridge may from time to time reasonably request.

(c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated in this Agreement have been duly authorized by all necessary corporate action and will not conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, any contract, indenture, mortgage, loan agreement, note lease or other instrument to which the Company is bound, or to which any property or assets of the Company are subject.

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9. Reliance on Others. The Company confirms that it will rely on its own counsel and accountants for legal, tax and accounting advice.

10. No Rights in Shareholders, etc. Newbridge has been engaged only by the Company, and this engagement is not deemed to be on behalf of and is not intended to confer rights upon any shareholder, partner or other owner of the Company or any other person not a party to this Agreement as against Newbridge. Unless otherwise expressly agreed, no one other than the Company is authorized to rely upon this engagement of Newbridge or to rely upon any statements, advice, opinions or conduct by Newbridge.

11. Independent Contractor; No Fiduciary Duty; Non-Exclusive Services: Newbridge’s role is that of an independent contractor and nothing in this Agreement is intended to create or shall be construed as creating a fiduciary relationship between the Company and Newbridge. Newbridge and its affiliates provide financial advisory services, investment banking services, and consulting advice to others. Nothing in this Agreement shall limit or restrict Newbridge in providing services to others, except as such services may relate to matters concerning the Company’s business and properties.

12. Public Disclosure: The Company agrees to distribute at its expense any pre-approved press release via Businesswire National Circuit or a similar news service concerning the Company and its business, as Newbridge may reasonably request.

13. Advertising. Newbridge may, at its option and expense: (a) place advertisements in financial and other newspapers and journals (including electronic versions) describing its services to the Company and (b) use the Company’s corporate logo in such advertising or related promotional materials (including electronic versions) concerning Newbridge’s services to the Company. If requested by Newbridge, the Company shall include a mutually acceptable reference to Newbridge in any press release or other public announcement made by the Company regarding a Transaction or Financing.

14. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in all respects under the laws of the State of Florida, without reference to its conflict of laws provisions. Any right to trial by jury for any claim, action, proceeding or litigation arising out of this Agreement or any of the matters contemplated in this Agreement is waived by the Company and the Placement Agent. The parties hereby irrevocably and unconditionally: submit to the jurisdiction of the federal and state courts located in Palm Beach County, Florida, for any dispute related to this Agreement or any of the matters contemplated hereby; consent to service of process by registered or certified mail return receipt requested or by any other manner provided by applicable law; and waive any right to claim that any action, proceeding or litigation so commenced has been commenced in an inconvenient forum.

15. Miscellaneous. Nothing in this Agreement is intended to obligate Newbridge to provide any services other than as set forth above. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall be considered a single instrument. This Agreement constitutes the entire agreement between the parties, and supersedes all prior agreements and understandings (both written and oral) of the parties with respect to the subject matter of this Agreement. This Agreement cannot be amended or otherwise modified except in writing signed by the parties. The provisions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company and Newbridge.

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16. Definitions:

(a) “Aggregate Consideration” shall mean the total consideration (i.e., stock, cash, assets and all other property (real or personal, tangible or intangible) plus any debt assumed), that is exchanged or received, or to be exchanged or received directly or indirectly by the Company or any of its security holders or subsidiaries or affiliates in connection with a Transaction, including any amounts paid or received, or to be paid or received under any employment agreement (to the extent the amounts in the employment agreement exceed reasonable and customary compensation for actual services to be rendered), consulting agreement, covenant not to compete, earn-out or contingent payment right or similar arrangement, agreement or understanding, whether oral or written, associated with a Transaction. Consideration paid or to be paid other than in cash shall be valued at fair market value, except that liabilities assumed and notes issued will be valued at their face amount. The fair market value of consideration paid in securities for which there is a recognized trading market shall be based on the closing “offer” price of the securities on the day immediately preceding the closing of the Transaction and shall be computed as if the securities were freely tradable.

If the value of any portion of the consideration is not readily determinable as of the applicable closing, then the Company and Newbridge will determine a dollar equivalent by agreement before such closing based on the fair value as defined under US GAAP. Similarly, any amounts to be paid contingent upon future events shall be estimated on the same basis in a manner mutually agreeable to the Company and Newbridge, and that all amounts shall be deemed eligible and paid when the amount is payable or when the amount is released from escrow.

(b) “Financing” shall mean any debt financing or equity investment in the Company in which funds are received or to be received by the Company, including any lease financing, vendor financing, and government sponsored financing or any similar transaction or combination of transactions. The amount of funds raised under a Financing shall be deemed to include the total value of “securities” sold directly or indirectly, in connection with the Financing, including any proceeds received by the Company upon the exercise of any options, warrants or similar securities, any amounts paid into escrow, and any amounts payable in the future whether or not subject to a contingency.

(c) “Transaction” shall mean any business combination through purchase, sale, merger, joint venture or otherwise in one or more transactions through the purchase of an organization’s equity, debt securities or assets, or by means of a merger, consolidation, reorganization, spin-off, joint venture, partnership, tender offer, exchange offer, purchase, lease, franchising arrangement, licensing arrangement, royalty arrangement, strategic alliance, or any other similar transaction, regardless of form.

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If the foregoing correctly sets forth the understanding between NSC and the Company, please so indicate in the space provided below for that purpose within five (5) business days of the date hereof or this Agreement shall be withdrawn and become null and void. The undersigned parties hereto have caused this Agreement to be duly executed by their authorized representatives, pursuant to corporate board approval and intend to be legally bound.

Sincerely,

Newbridge Securities Corporation

By:	/s/ Bruce Jordan
Bruce Jordan
Managing Director – Investment Banking

ACCEPTED AND AGREED:

PF Hospitality Group, Inc.

By:	/s/ Randy Romano
Name:	Randy Romano
Title:	President

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